Exhibit 21.1

Staffing 360 Solutions, Inc.

&

Subsidiaries

Those entities, which are indented, represent subsidiaries of the entity under which they are indented.

Name of Company		Jurisdiction
Staffing 360 Solutions, Inc.		Nevada
A.	Faro Recruitment America, Inc.	New York
	1. Monroe Staffing Services, LLC	Delaware
B.	Staffing 360 Solutions Limited	England and Wales
	1. Longbridge Recruitment 360 Limited	England and Wales
	a. JM Group Limited	England and Wales
C.	PeopleSERVE, Inc.	Massachusetts
D.	PeopleSERVE PRS, Inc.	Massachusetts
E.	Control Solutions International, Inc.	Florida
	1. Canada Control Solutions International, Inc.	British Columbia
F.	Lighthouse Placement Services, Inc.	Massachusetts